(j)(1)

[DECHERT LLP LETTERHEAD]

April 29, 2014

Voya Variable Products Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re:	Voya Variable Products Trust

(File Nos. 033-73140 and 811-8220)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 51 to the Registration Statement of Voya Variable Products Trust (formerly, ING Variable Products Trust). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP